Exhibit 5.1

February 1, 2016

Precision Optics Corporation, Inc.

22 East Broadway

Gardner, MA 01440

Re: Registration Statement on Form S-1

Gentlemen:

I have acted as counsel for Precision Optics Corporation, Inc., a Massachusetts corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-1 (the “Registration Statement”), pursuant to which the Company is registering under the Securities Act of 1933, as amended, up to 1,044,776 shares of its common stock, par value $0.01 per share (the “Shares”) and up to 603,473 shares of its common stock, par value $0.01 per share, issuable upon the exercise of warrants, (the “Warrant Shares”). This opinion is being rendered in connection with the filing of the Registration Statement. All capitalized terms used herein and not otherwise defined shall have the respective meanings given to them in the Registration Statement.

In connection with this opinion, I have examined the Company’s Articles of Organization, as amended, its Bylaws, and such other records of the corporate proceedings of the Company and certificates of the Company’s officers as I deemed relevant, as well as the Registration Statement and the exhibits thereto.

In my examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies.

Based on the foregoing, and subject to the limitations set forth below, I am of the opinion that (i) the Shares are duly and validly issued, fully paid and non-assessable shares of the common stock; and (ii) the Warrant Shares, when issued and delivered by the Company against receipt of the exercise price therefor, in accordance with the terms of the warrants as further described in the Registration Statement, will be validly issued, fully paid and non-assessable.

My opinion is limited to the Massachusetts Business Corporation Act (including the statutory provisions and reported judicial decisions interpreting those laws) and federal securities laws of the United States and I express no opinion with respect to the laws of any other jurisdiction. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction.

I understand that you wish to file this opinion as an exhibit to the Registration Statement, and I hereby consent thereto.

Regards, /s/ Amy M. Trombly, Esq. Amy M. Trombly, Esq.

cc: Dr. Joseph N. Forkey, Chief Executive Officer